EXHIBIT 16.1




                               April 5, 2002


 Securities and Exchange Commission
 Washington, D.C. 20549


 Horton & Company,  LLC (a predecessor  firm of Citrin  Cooperman &  Company,
 LLP) was previously the auditors for Tessa Complete Health Care, Inc. On April 16, 2001, Horton & Company, LLC reported on the consolidated financial statements of Tessa Complete Health Care, Inc. as of December 31, 2001 and for the two years then ended. On March 19, 2002, we resigned as the auditors of Tessa Complete Health Care, Inc. We have read the statements made by Tessa Complete Health Care, Inc., included under Item 4 of its amended Form 8-K/A dated April 5, 2002 and we agree with such statements.


                               Very truly yours,

                               Citrin Cooperman & Company, LLP